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                                                                     EXHIBIT 1.2

                           [LETTERHEAD APPEARS HERE]


                                August 28, 1998

Board of Trustees
The Oneida Savings Bank
182 Main Street
Oneida, New York 13421-0240

RE: Mutual Holding Company Marketing Sevices
    ----------------------------------------

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and The Oneida Saving Bank, Oneida, New York (the "Bank") concerning Trident's investment banking services in connection with the reorganization ("Reorganization") of the Bank into the mutual holding company form of organization ("MHC") and the issuance of shares of the stock savings bank subsidiary of the MHC or its holding company in a community offering (the "Offering").

Trident is prepared to assist the Bank in connection with the offering of shares of common stock of the MHC's stock savings bank subsidiary or its holding company during the Offering as such term is defined in the Bank's Plan of Mutual Holding Company Reorganization and Stock Issuance Plan (the "Plan"). It is expected that Trident will assist the Bank in the Offering as follows: (1) as financial advisor to Management, (2) targeting sales efforts in the Bank's local communities, (3) conducting information meetings for prospective investors (as desired), (4) training and educating the Bank's management and employees regarding the mechanics and regulatory requirements of the process, (5) providing support for the administration and processing of orders and establishing a Stock Information Center on site in Oneida, and (6) listing stock of the Bank on the NASDAQ System and acting as a market maker for the shares. The specific terms of the services contemplated hereunder shall be set forth in a definitive Sales Agency Agreement (the "Agreement") between Trident and the Bank to be executed on the date the Prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the Offering will be the price established by the Bank's Board of Trustees, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Bank.

At the appropriate time, Trident, in conjunction with its counsel will conduct an examination of the relevant documents and records of the Bank as Trident and its counsel deem necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services, Trident will receive the following compensation and reimbursement from the Bank:
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TRIDENT SECURITIES, INC.

Board of Trustees
August 28, 1998
Page 2

               1.   A Management fee in the amount of $200,000.

               2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Bank to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

               3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Bank and Trident.

               4. Trident shall be reimbursed for out-of-pocket expenses incurred by them, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $20,000 and its legal fees will not exceed $35,000. The Bank will forward to Trident a check in the amount of $10,000 as an advance payment to defray the expenses of Trident.

It further is understood that the Bank will pay all other expenses of the offering including but not limited to its attorney's fees, National Association of Securities Dealers ("NASD") filing fees, and fees of either Trident's attorneys or other attorneys relating to any required state securities laws filings, transfer agent charges, telephone charges, air freight, rental equipment, supplies, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing. These expenses are to be in addition to those enumerated in Paragraph (4) above.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the reorganization, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or trustees of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any NASD member or any person related to or associated with any such member; (e) the Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank's stock; and, (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no NASD member or any person related to or associated with any such member is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the reorganization or the engagement hereunder of Trident. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in proportion that its financial interest in the reorganization bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The
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TRIDENT SECURITIES, INC.

     Board of Trustees
     August 28, 1998
     Page 3

     indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

     This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceeding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in the duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.

     Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                                      Yours very truly,

                                                      TRIDENT SECURITIES, INC.


                                                      By: /s/ Timothy E. Lavelle
                                                          ----------------------
                                                          Timothy E. Lavelle
                                                          Managing Director
     TEL:cs

     Agreed and accepted this
     3 day of September, 1998

     THE ONEIDA SAVINGS BANK

     By:  /s/ Michael R. Kallet
          ---------------------
          Michael R. Kallet
          President and CEO
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                                    ANNEX A

Conversion Center Activities. As further described in the attached engagement
----------------------------
letter, Trident will supervise and administer the Conversion Center. Designated representatives of our firm will train Conversion Center staff to help record stock orders, answer customer inquires and handle special situations as they arise. Conversion Center activities include the following:

 .    Provide experienced on-site registered representatives to manage the
     Conversion Center

 .    Identify and organize space for the on-site Conversion Center, the focal point of conversion activity

 .    Administer the Conversion Center

 .    Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information

 .    Provide training and guidance for the telephone team in soliciting proxies

 .    Train branch managers and customer-contact employees on the proper response to stock purchase inquiries

 .    Train and supervise Conversion Center staff assisting with proxy and order processing

 .    Prepare daily sales reports for management

 .    Coordinate functions with the conversion agent, printer, transfer agent, stock certificate printer and other professionals

 .    Organize and implement a proxy solicitation campaign

 .    Design and implement procedures for handling IRA and Keogh orders

 .    Provide post-offering subscriber assistance

 .    assist in the allocation of shares in the event of an oversubscription

Securities Marketing Activities
-------------------------------


 .    Assign licensed registered representatives from our staff to work at the
     Conversion Center to solicit orders on behalf of the Bank from prospective investors who have been targeted as likely and desirable stockholders

 .    Assist management in developing a list of potential investors who are viewed as priority prospects

 .    Respond to inquiries concerning the conversion and investment opportunity

 .    Organize, coordinates and participate in community informational meetings.
     These meetings generate wide spread publicity for the conversion while providing local exposures of the Bank and promoting favorable stockholder relations

 .    Continually advise management on market conditions and the community's responsiveness to the offering

 .    Educate the Bank's trustees, officers and employees about the conversion, their roles and relevant securities laws

 .    If appropriate, assemble a selling group of selected local broker-dealers to assist in selling stock during the offering. In so doing, assist in the preparation of broker "fact sheets" and arrange "roadshows" (at the Bank's expense) for the purpose of stimulating local interest in the stock and informing the brokerage community of the particulars of the offering